Exhibit 99.2

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson/Marian Briggs
Chief Financial Officer	(612) 455-1745/(612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

AT STENTOR:

Mark Reis

Marketing and Corporate Communications

650-228-5384

mark@stentor.com

FOR IMMEDIATE RELEASE

VITAL IMAGES FORMS SOFTWARE INTEGRATION

ALLIANCE WITH STENTOR CORPORATION

Vital Images’ Vitrea Software to Be Integrated with Stentor’s Web-based PACS Solution

MINNEAPOLIS and BRISBANE, CA— November 24, 2004 — Vital Images, Inc. (NASDAQ: VTAL), a provider of advanced visualization software, has signed a technical integration agreement with Stentor Corporation, a leader in the distribution, management and storage of digital medical images.  Under this agreement, Vital Images’ Vitrea® 2 software will be integrated with Stentor’s iSite® PACS (picture archiving and communication systems).  Current and future Stentor PACS customers will have the ability to access Vitrea’s advanced visualization tools at their Stentor workstations.  The companies will demonstrate the integration at this year’s Radiological Society of North America (RSNA) meeting, which runs from November 28 to December 3.

“Stentor offers unique technology for distributing and managing images over the Web,” said Jay D. Miller, Vital Images president and chief executive officer.  “Our agreement with Stentor supports our vision to broaden physicians’ access to visualization software, wherever and whenever needed, through PACS and Web-based solutions.  This alliance will significantly expand our presence in the PACS market.”

Stentor has developed iSite PACS, the first image and information management solution to deliver on-demand diagnostic-quality images over existing hospital networks, advanced radiology reading stations and “always online” long-term storage.  iSite is based on Stentor’s patented iSyntax® technology which matches the delivery of image data to the speed of human perception.

“Stentor and Vital Images are both committed to advancing patient care by focusing on innovation and high-performance solutions,” said Oran Muduroglu, Stentor president and chief operating officer.

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“We are pleased to launch this partnership with Vital Images and look forward to a collaboration that will benefit our customers and our companies.”

About Stentor Corporation

Stentor, Inc. is a leader in the distribution, management, and storage of digital medical images. Through the company’s iSyntax® technology, Stentor has created iSite PACS for image distribution, radiology reading, and always online long-term storage.  In July 2004, Stentor was awarded the 2004 PACS Customer Value Enhancement Award from Frost & Sullivan.  In December 2003, Stentor was rated #1 in the KLAS PACS report, the industry’s leading report on PACS.  Stentor is an ISO13485 certified medical device manufacturer and first received 510(k) clearance to market its product from the FDA in October 1999.

About Vitrea 2

Vitrea 2 is Vital Images’ advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data.  Vitrea 2 software features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy, and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images, headquartered in Minneapolis, Minnesota, is a leading provider of advanced medical imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols.  Vital Images cost effectively brings advanced visualization and analysis into the day-to-day practice of medicine.  Press releases, examples of advanced medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and its most recent Form 10-Q for the quarter ended September 30, 2004.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

© 2004 Stentor, Inc. All rights reserved. Stentor is a registered trademark of Stentor, Inc. The Stentor logo, Intelligent Informatics, iSite, iVault and iSyntax are trademarks of Stentor, Inc.

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